Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Ameristar Casinos, Inc., and that the Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

EXECUTED as a sealed instrument this 18th day of April, 2008.

/s/ John F. Brennan, Jr.

John F. Brennan, Jr., individually, and as sole managing
member of Sirios Associates, L.L.C., the general partner of
Sirios Capital Management, L.P., the investment manager of
Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd., Sirios
Focus Partners, L.P. and Vitruvius SICAV.

14